SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CAVIUM, INC.

(Name of Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	6.	Amount Previously Paid:
	7.	Form, Schedule or Registration Statement No.:
	8.	Filing Party:
	9.	Date Filed:

CAVIUM, INC.

2315 N. FIRST STREET

SAN JOSE, CA 95131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 18, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Cavium, Inc., a Delaware corporation. The meeting will be held on June 18, 2015, at 10 a.m. local time at 2315 N. First Street, San Jose, CA 95131 for the following purposes:

1.	To elect two nominees for director named herein to hold office until the 2018 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent auditors of Cavium for its fiscal year ending December 31, 2015.

3.	To approve, on an advisory basis, the compensation of Cavium’s named executive officers, as disclosed in this proxy statement.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 22, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Vincent P. Pangrazio

VINCENT P. PANGRAZIO

Secretary

San Jose, California

April 29, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

The Board of Directors recommends that you vote “FOR” the proposals identified above.

CAVIUM, INC.

2315 N. First Street

San Jose, CA 95131

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

JUNE 18, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Our Board of Directors is soliciting your proxy to vote at our 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail the Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 29, 2015 to all stockholders of record entitled to vote at the annual meeting.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice because our Board of Directors is soliciting your vote at the 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 10, 2015. In addition, if you wish, we will send to you paper copies of our proxy materials, including a proxy card. Instructions on how to request paper copies of the proxy materials can be found in the Notice.

How do I attend the annual meeting?

The meeting will be held on June 18, 2015 at 10:00 AM Pacific Time at 2315 N. First Street, San Jose, CA 95131. Directions to the annual meeting, which is located at our corporate headquarters, may be found at www.cavium.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 22, 2015 will be entitled to vote at the annual meeting. On this record date, there were 55,308,981 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 22, 2015, your shares were registered directly in your name with Cavium’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 22, 2015, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of the directors named as nominees in this proxy statement;

•	Ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent auditors of Cavium for its fiscal year ending December 31, 2015; and

•	Advisory approval of the compensation of Cavium’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for the nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 17, 2015 to be counted.

•

To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time June 17, 2015 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Cavium. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

We provide telephone and internet proxy voting to allow you to vote your shares telephonically or online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 22, 2015.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 3 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director, “For” the ratification of PricewaterhouseCoopers LLP as independent auditors of Cavium for its fiscal year ending December 31, 2015, and “For” the advisory approval of executive compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change or revoke my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting.

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit a properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Cavium’s Secretary at 2315 N. First Street, San Jose, California, 95131.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2015, to Cavium’s Secretary at 2315 N. First Street, San Jose, California 95131. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide specified information to Cavium’s Secretary at 2315 N. First Street, San Jose, California 95131 between February 18, 2016 and March 21, 2016, unless the date of our 2016 annual meeting of stockholders is before May 19, 2016 or after July 18, 2016, in which case the proposals shall be submitted no earlier than 120 days prior to the 2016 annual meeting of stockholders and no later than the later of (i) 90 days before the 2016 annual meeting of stockholders or (ii) ten days after notice of the date of the 2016 annual meeting of stockholders is publicly given. You are also advised to review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: with respect to the election of the directors, “For” and “Withhold” votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for proposals 2 and 3, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•

For the election of the directors, Proposal 1, the nominees receiving the most “For” votes from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•

To be approved, Proposal 2, the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent auditors of Cavium for its fiscal year ending December 31, 2015, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 3, advisory approval of the compensation of Cavium’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 55,308,981 shares outstanding and entitled to vote. As a result, stockholders holding at least 27,654,491 shares will need to be present at the meeting in person or represented by proxy to constitute a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote by telephone or over the internet or in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Cavium’s Board of Directors is divided into three classes. Two of the classes consist of two directors and one class consists of one director. Each class has a three-year term. Vacancies on the Board of Directors may be filled only by a majority of the remaining directors even if less than a quorum, unless the Board of Directors determines that the vacancies shall be filled by the stockholders. A director elected to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors currently has five members. There are two directors, Sanjay Mehrotra and Madhav Rajan, in the class for which the term of office expires in 2015. Messrs. Mehrotra and Rajan are current directors of Cavium who were recommended for reelection to the Board of Directors by the Nominating and Corporate Governance Committee. Mr. Mehrotra was first appointed to the Board of Directors in July 2009 and Mr. Rajan was first appointed in March 2013. If elected at the annual meeting, Messrs. Mehrotra and Rajan would serve until the 2018 annual meeting and until successors have been duly elected and qualified, or, if sooner, until death, resignation or removal. It is Cavium’s policy to encourage directors and nominees for director to attend the Annual Meeting. Two of Cavium’s directors attended the 2014 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Messrs. Mehrotra and Rajan. If Messrs. Mehrotra or Rajan become unavailable for election as a result of an unexpected occurrence, shares that would have been voted for Messrs. Mehrotra and/or Rajan will instead be voted for the election of a substitute nominee(s) proposed by Cavium. Messrs. Mehrotra and Rajan have agreed to serve if elected. Cavium’s management has no reason to believe that Messrs. Mehrotra and Rajan will be unable to serve.

Proposal 1 is an uncontested election. In addition to the voting requirements under Delaware law described above, our Corporate Governance Policies provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the stockholder vote, submit to our Nominating and Corporate Governance Committee his or her offer of resignation for consideration. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board of Directors the action to be taken with respect to the offer of resignation. Our Board of Directors, after taking into consideration the recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept the director’s resignation. Cavium will publicly disclose the decision reached by our Board of Directors and the reasons for such decision.

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct Cavium’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting directors who complement and strengthen the skills of other directors and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board of Directors. The following is a brief biography of each nominee and each director whose term will continue after the annual meeting, and a discussion of the specific experience, qualifications, attributes or skills of each director that led the Nominating and Corporate Governance Committee to believe that that director should continue to serve on the Board of Directors, as of the date of this proxy statement. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

Sanjay Mehrotra

Sanjay Mehrotra, age 55, has served as a director since July 2009. He co-founded SanDisk Corporation in 1988, has been its President and Chief Executive Officer since January 2011, and has been a director since July 2010. He previously served as its President and Chief Operating Officer, Executive Vice President and Vice President of Engineering. Mr. Mehrotra has more than 30 years of experience in the non-volatile semiconductor memory industry, including engineering and engineering management positions at SanDisk, Integrated Device Technology, Inc., SEEQ Technology, Inc., Intel Corporation and Atmel Corporation. Mr. Mehrotra earned B.S. and M.S. degrees in Electrical Engineering and Computer Sciences from the University of California, Berkeley. The Nominating and Corporate Governance Committee believes that Mr. Mehrotra’s experience in the semiconductor business, as the co-founder and Chief Executive Officer of SanDisk, where he has been involved in growing that company’s business from formation to its current size, as well as his experience in other engineering management positions, has provided him with leadership skills, experience in creating and capturing business opportunities, and experience in scaling up a business to enable growth, which are valuable to Cavium and the Board of Directors.

Madhav V. Rajan

Madhav V. Rajan, age 50, has served as a director since March 2013. Since September 2010, he has served as the Senior Associate Dean for Academic Affairs at the Graduate School of Business, Stanford University. From 2002 to August 2010, he served as the area coordinator for accounting at the Graduate School of Business, Stanford University. Mr. Rajan currently serves on the board of directors of iShares, Inc. and is a trustee of the iShares Trust. Mr. Rajan received his undergraduate degree in commerce from the University of Madras, India, and an MS in accounting, MBA and PhD from the Graduate School of Industrial Administration at Carnegie Mellon University. The Nominating and Corporate Governance Committee believes that Mr. Rajan’s extensive experience in finance position him to contribute financial expertise to the Board of Directors and the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEES.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

Syed B. Ali

Syed B. Ali, age 56, is one of our founders and has served as our President, Chief Executive Officer and Chairman of the Board of Directors since the inception of Cavium in 2000. From 1998 to 2000, Mr. Ali was Vice President of Marketing and Sales at Malleable Technologies, a communication chip company of which he was a founding management team member. Malleable Technologies was acquired by PMC-Sierra, Inc., a communication integrated circuit company, in 2000. From 1994 to 1998, Mr. Ali was an Executive Director at Samsung Electronics Co., Ltd. Prior to that, he had various positions at Wafer Scale Integration, a division of SGS-Thomson, Tandem Computers, Inc., and American Microsystems, Ltd. He received a BE (Electrical Engineering) from Osmania University, in Hyderabad, India and an MSE from the University of Michigan. The Nominating and Corporate Governance Committee believes that Mr. Ali’s extensive experience in numerous senior managerial positions in the semiconductor industry, as well as his experience as a founder of Cavium and his long tenure as President and Chief Executive Officer of Cavium, brings necessary industry experience, historic Cavium knowledge and experience as well as continuity to the Board of Directors. In addition, the Nominating and Corporate Governance Committee believes that having Mr. Ali serve on the Board of Directors helps to ensure that the Board of Directors and management act with a common purpose to execute Cavium’s strategic initiatives and business plans, and that Mr. Ali, as Chief Executive Officer and Chairman of the Board of Directors, is able to act as a bridge between management and the Board of Directors, facilitating the regular flow of information.

Anthony S. Thornley

Anthony S. Thornley, age 68, has served as a director since September 2006 and has served as our lead independent director since June 2012. From June 2011 to March 2012 he served as Interim President and Chief Executive Officer of Callaway Golf Company, a golf equipment company. From January 2007 to April 2011 Mr. Thornley served as Chief Financial Officer for KMF Audio, Inc., a microphone company. From February 2002 to June 2005 he served as President and Chief Operating Officer of Qualcomm Incorporated, a wireless communication technology and integrated circuit company. From July 2001 to February 2002 he served as Chief Financial and Operating Officer of Qualcomm and from March 1994 to February 2002 as Chief Financial Officer of Qualcomm. Prior to joining Qualcomm, he was with Nortel Networks, a telecommunications equipment manufacturer, for sixteen years in various financial and information systems management positions, including Vice President Finance and IS, Public Networks, Vice President Finance NT World Trade and Corporate Controller Nortel Limited. He has also worked for Coopers and Lybrand in public accounting. Mr. Thornley is a director of Callaway Golf Company, Proximetry, Inc., a network software company, and Gorgon Media Inc., a specialized investment company. Mr. Thornley was previously a director of Peregrine Semiconductor Corporation, a radio frequency semiconductor company, Airvana, Inc., a wireless equipment company, and Transdel Pharmaceuticals, Inc., a development stage pharmaceutical company. Mr. Thornley received his BSc degree in Chemistry from the University of Manchester, England. The Nominating and Corporate Governance Committee believes that Mr. Thornley’s experience as a chief financial officer, chief operating officer and director, as well as his experience in the semiconductor industry, position him to contribute financial, operational and industry expertise to the Board of Directors. The Nominating and Corporate Governance Committee believes that Mr. Thornley’s experience as chief financial officer of a public reporting company and service on the audit committee of public reporting companies, and experience as a director for other private and public companies is especially valuable in his positions as lead independent director, the chairperson of Cavium’s Audit Committee and the chairperson of Cavium’s Nominating and Corporate Governance Committee.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

C.N. Reddy

C.N. Reddy, age 59, has served as a director since 2001. He is a co-founder of Alliance Semiconductor Corporation, which until 2006 was a provider of semiconductor products and solutions and is now a holding company, and held various positions with Alliance. From October 2000 to October 2014, he served as the Executive Vice President for Investments at Alliance, during which time he was responsible for Alliance’s investments in private technology companies and identifying future possible technology company acquisitions for Alliance. From December 1997 to October 2000, he served as Executive Vice President and Chief Operating Officer at Alliance. From May 1993 to December 1997, he served as Senior Vice-President Engineering and Operations at Alliance. From 1985 to May 1993, he served as Vice President Engineering at Alliance. From February 1985 to October 2000 he also served as Secretary of Alliance. Mr. Reddy served as a member of the board of directors of Alliance from Alliance’s inception in 1985 to October 2014. He was a member of the founding management team at Cypress Semiconductor Corporation. Prior to that, he held positions at Texas Instruments Incorporated and National Semiconductor Corporation. Mr. Reddy currently serves on several private company boards. Mr. Reddy received an MSEE from Utah State University. The Nominating and Corporate Governance Committee believes that Mr. Reddy’s long experience in the semiconductor industry as well as long tenure on our Board of Directors brings necessary industry and historic knowledge and continuity to the Board of Directors. The Nominating and Corporate Governance Committee also believes that Mr. Reddy’s extensive experience in finance and executive positions and as a past director of other companies, as well as his semiconductor industry background, position him to contribute financial, operational and industry expertise to the Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Cavium’s Board of Directors consults with Cavium’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Cavium, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following current four directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Mehrotra, Rajan, Reddy, and Thornley. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with Cavium. Mr. Ali, Cavium’s President and Chief Executive Officer, is not an independent director by virtue of his employment with Cavium.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Cavium’s Board of Directors is currently chaired by the President and Chief Executive Officer of Cavium, Mr. Ali. Cavium believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board of Directors and management act with a common purpose. In Cavium’s view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken Cavium’s ability to develop and implement strategy. Instead, Cavium believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute Cavium’s strategic initiatives and business plans. In addition, Cavium believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board of Directors, facilitating the regular flow of information. Cavium also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of Cavium (as is the case with Cavium’s Chief Executive Officer) as compared to a relatively less informed independent Chairman.

Our Corporate Governance Policies provide for the appointment of a Lead Independent Director in the event that the position of Chairman is not held by an independent director. In March 2012, the Board of Directors appointed Mr. Thornley as lead independent director effective at the 2012 Annual Meeting of Stockholders with authority and responsibility to: (i) in conjunction with the Chief Executive Officer, establish meeting agendas; (ii) preside over meetings of the independent directors; (iii) preside over any portions of meetings of the full Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; (iv) preside over any portions of meetings of the full Board of Directors at which the performance of the Board of Directors is presented or discussed; and (v) coordinate the activities of the other independent directors. Cavium believes that having a lead independent director separate from its Chairman and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of Cavium. In addition, Cavium believes that having a lead independent director promotes an objective evaluation and oversight of management’s performance, increasing management accountability, resulting in enhanced effectiveness of the Board of Directors as a whole.

ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT

One of the Board of Directors’ key functions is informed oversight of Cavium’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Cavium. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

During 2014, the Board of Directors met five times and acted by unanimous written consent two times. Each Board member attended all of the meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2014 for each of the committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Syed B. Ali
Sanjay Mehrotra			X		X
Madhav V. Rajan	X		X		X
C.N. Reddy	X		X	(Chair)	X
Anthony S. Thornley	X	(Chair)			X	(Chair)
Total meetings in fiscal 2014	5		3		3

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to Cavium.

Audit Committee

The Audit Committee of the Board of Directors was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee Cavium’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee: evaluates the performance of and assesses the qualifications of Cavium’s independent registered public accounting firm, or independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on Cavium’s audit engagement team as required by law; reviews and approves or rejects transactions between Cavium and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Cavium regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review Cavium’s annual audited financial statements and quarterly financial statements with management and the independent auditors, including reviewing Cavium’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Messrs. Rajan, Reddy and Thornley. The Audit Committee met five times and acted by unanimous written consent once during the 2014 fiscal year. The Audit Committee has a written charter that is available to stockholders on Cavium’s website at http://investor.caviumnetworks.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of Cavium’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has also determined that Mr. Thornley qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Thornley’s level of knowledge and experience based on a number of factors, including his formal education and experiences as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of Cavium. The Audit Committee has discussed with PricewaterhouseCoopers LLP, Cavium’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Anthony S. Thornley (Chair)

Madhav V. Rajan

CN Reddy

Compensation Committee

The Compensation Committee is currently composed of three directors: Messrs. Mehrotra, Rajan and Reddy. Effective upon the 2015 Annual Meeting of Stockholders, Mr. Rajan will replace Mr. Reddy as the chair of the Compensation Committee. All members of Cavium’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met three times and acted by unanimous written consent once during the 2014 fiscal year. The Compensation Committee has a written charter that is available to stockholders on Cavium’s website at http://investor.caviumnetworks.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, adopt and oversee Cavium’s compensation strategy, policies, plans and programs, including:

•

review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of Cavium’s Chief Executive Officer and other executive officers and senior management; and

•	administration of Cavium’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plans and programs.

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cavium under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Each year, the Compensation Committee reviews with management Cavium’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

The Compensation Committee meets regularly in executive session, or as a part of the regular meetings of our Board of Directors. Historically, the Compensation Committee has determined annual compensation and granted annual equity awards at one or more meetings held during the first quarter of the year. However, at various meetings throughout the year, the Compensation Committee also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Cavium’s compensation strategy, potential modifications to that strategy and new market trends, plans or approaches to compensation in Cavium’s industry.

Our Chief Executive Officer, Chief Financial Officer and legal department work together to design and develop compensation programs for our Compensation Committee’s consideration, recommend changes to existing compensation programs, recommend performance targets to be achieved under those programs, and ultimately to implement the decisions of the Compensation Committee. These individuals also provide information to our independent compensation consultant so that it can perform its duties for the Compensation Committee. At the beginning of each year our Chief Executive Officer provides recommendations to the Compensation Committee on the compensation levels of the other named executive officers, as well as his review of each other named executive officer’s performance and contributions during the previous year. When appropriate, our Chief Executive Officer, Chief Financial Officer and General Counsel attend portions of the Compensation Committee meetings to provide information and answer questions. No named executive officer was present or voted in the final determinations regarding the structure or amount of any component of his compensation package.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Cavium, as well as authority to obtain, at the expense of Cavium, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Additionally, under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate.

The Compensation Committee continued to use Compensia, Inc., a national compensation consulting firm, to serve as its independent advisor for fiscal 2014. The Compensation Committee originally retained Compensia in 2008. Compensia advises the Compensation Committee with respect to trends in executive compensation, compensation peer group selection, analysis of survey data, the determination and design of compensation plans and arrangements, the assessment of competitive pay levels and mix, setting compensation levels and reviewing proxy disclosures such as the Compensation Disclosure and Analysis section. As part of its engagement, Compensia conducted executive and non-employee director compensation assessments to be used in connection with fiscal 2014 compensation actions. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia did not provide any other services to us and received no compensation other than with respect to the services described above.

Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of the NASDAQ Stock Market, the Compensation Committee has determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during 2014 was an officer or employee of Cavium. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Cavium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

C.N. Reddy (Chair)

Sanjay Mehrotra

Madhav V. Rajan

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Cavium (consistent with criteria approved by the Board of Directors), reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, considering nominations and proposals submitted by Cavium’s stockholders, assessing the performance and independence of the Board of Directors, and maintaining a set of corporate governance principles for Cavium.

The Nominating and Corporate Governance Committee is currently composed of four directors: Messrs. Mehrotra, Rajan, Reddy and Thornley. All current members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met three times during 2014. The Nominating and Corporate Governance Committee has a written charter that is available to stockholders on Cavium’s website at http://investor.caviumnetworks.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, extensive business and industry experience, comprehension of public company responsibilities, as well as high personal integrity and ethical standards. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Cavium, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Cavium’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of Cavium and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee’s policy is to consider diversity, age, skills, and other factors it deems appropriate given the current needs of the Board of Directors and Cavium, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee does not assign specific weights to particular factors and no

[2]

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of Cavium under the Securities Act or the Exchange Act, other than Cavium’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

particular factor is necessarily applicable to all prospective nominees. As part of the Board of Directors’ periodic self-assessment process, the Board of Directors considers whether it would be desirable for particular characteristics, experiences and skills to be represented on the Board of Directors to a greater degree. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Cavium during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence.

When considering diversity, the Board of Directors and Nominating and Corporate Governance Committee views “diversity” as diversity of experience and expertise. The Board of Directors and Nominating and Corporate

Governance Committee believe that by having a Board of Directors diverse in experience and expertise enables the Board, as a body, to have the broad range of requisite expertise and experience to guide Cavium and management and to fulfill its role of oversight and stewardship. However, neither the Board of Directors nor the Nominating and Corporate Governance Committee has developed a policy with respect to diversity in identifying nominees for director, other than to consider diversity when assessing nominees.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 2315 N. First Street, San Jose, California 95131, at least 120 days prior to the anniversary date of the mailing of Cavium’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of Cavium’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Cavium’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board of Directors or an individual director may send a written communication addressed as follows: Cavium Board Communication, 2315 N. First Street, San Jose, California 95131. Each communication sent must state the number of shares owned by the stockholder making the communication. Each communication will be reviewed by the General Counsel of Cavium who will forward the communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the General Counsel will discard the communication.

CODE OF CONDUCT

Cavium has adopted the Cavium, Inc. Code of Conduct which applies to all employees, directors and consultants. The Code of Conduct is available on Cavium’s website at http://investor.caviumnetworks.com. If Cavium makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, Cavium will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE POLICIES OF THE BOARD OF DIRECTORS

The Board of Directors has adopted a set of Corporate Governance Policies, which address important governance policies that assist the Board of Directors in following corporate practices that serve the best interests of the Company and its stockholders. Among other matters, the Corporate Governance Policies cover board composition, board membership criteria, board leadership, board meetings, board committees, board member responsibilities and stock ownership guidelines. The Corporate Governance Policies may be viewed at http://investor.caviumnetworks.com. The Company will also provide copies of the Corporate Governance Policies free of charge to any stockholder who sends a written request to the Company’s Secretary at 2315 N. First Street, San Jose, CA 95131.

PROPOSAL 2

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as Cavium’s independent registered public accounting firm, or independent auditors, for the fiscal year ending December 31, 2015, and the Board of Directors has directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited Cavium’s financial statements since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Cavium’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as Cavium’s independent auditors. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Cavium and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the 2014 financial statements, Cavium entered into an engagement agreement with PricewaterhouseCoopers LLP which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for Cavium.

The following table represents aggregate fees billed to Cavium for the fiscal years ended December 31, 2013 and 2014, respectively, by PricewaterhouseCoopers LLP, Cavium’s principal accountant.

	Fiscal Year Ended December 31,
	2013 ($)	2014 ($)
	(In thousands)
Audit Fees(1)	1,415.0	1,795.0
Audit-related Fees(2)	40.0	40.0
Tax Fees	—	—

Total Fees	1,455.0	1,835.0

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, other services normally provided by PricewaterhouseCoopers LLP in connection with regulatory filings, and for the audit of the effectiveness of our internal control over financial reporting.
(2)	Audit-related Fees consist of fees for audit services related to one of Cavium’s subsidiaries.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Cavium’s independent auditors, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, Cavium’s stockholders are now entitled to vote to approve, on an advisory basis, the compensation of Cavium’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the 2011 Annual Meeting of Stockholders, we solicited the advice of our stockholders as to how often our stockholders would like to cast an advisory vote on executive compensation, and our stockholders indicated their preference that Cavium solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, Cavium is asking the stockholders to approve, on an advisory basis, the compensation of Cavium’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of Cavium’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of Cavium’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, Cavium believes that its compensation policies and decisions are focused on tying a substantial portion of the executive officers’ overall compensation to Cavium’s financial performance and common stock price through the issuance of equity as a significant component of compensation. Compensation of Cavium’s named executive officers is designed to enable Cavium to attract and retain talented and experienced executives, to align executive officers’ incentives with stockholder value creation, to be affordable within the context of Cavium’s operating expense model, to be fairly and equitably administered and to reflect Cavium’s values.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of Cavium’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Cavium’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or Cavium. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management, the Compensation Committee and the Board of Directors and, accordingly, the Compensation Committee and the Board of Directors intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of Cavium’s named executive officers, the next scheduled say-on-pay vote will be at the 2016 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Cavium’s common stock as of April 10, 2015 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (referred to in this proxy statement as our “named executive officers”); (iii) all executive officers and directors of Cavium as a group; and (iv) all those known by Cavium to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
FMR LLC(2)	7,351,433	13.29%
Eagle Asset Management, Inc.(3)	2,803,082	5.07
The Vanguard Group(4)	3,317,895	6.00
BlackRock, Inc.(5)	3,106,196	5.62
Syed B. Ali(6)	2,370,156	4.20
Arthur D. Chadwick(7)	69,957	*
Anil K. Jain(8)	28,639	*
Vincent P. Pangrazio(9)	84,097	*
Sanjay Mehrotra(10)	107,250	*
Madhav V. Rajan(11)	26,791	*
C.N. Reddy(12)	99,656	*
Anthony Thornley(13)	74,750	*
All executive officers and directors as a group (8 persons)(14)	2,861,296	5.04%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13G filed with the SEC on or prior to February 13, 2015. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Cavium believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 55,306,981 shares outstanding on April 10, 2015, adjusted as required by rules promulgated by the SEC. The information provided in the Schedules 13G report beneficial ownership as of December 31, 2014 and so change of beneficial ownership, if any, between that date and April 10, 2015 is not reflected in the table.
(2)	FMR LLC has sole power to vote or direct the vote of 1,860,826 shares and the sole power to dispose of or to direct the disposition of all of these shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	The address for Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.
(4)	The Vanguard Group has sole power to vote or direct the vote of 71,848 shares and the sole power to dispose of or to direct the disposition of 3,251,047 shares. The Vanguard Group has shared power to dispose of or direct the disposition of 66,848 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	BlackRock, Inc. as the parent holding company or control person of a number of BlackRock entities has the sole power to vote and dispose of all of these shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.
(6)	Includes 1,107,394 shares that Mr. Ali has a right to acquire within 60 days of April 10, 2015 pursuant to outstanding options.
(7)	Includes 69,957 shares that Mr. Chadwick has a right to acquire within 60 days of April 10, 2015 pursuant to outstanding options.
(8)	Includes 6,482 shares that Mr. Jain has a right to acquire within 60 days of April 10, 2015 pursuant to outstanding options.
(9)	Includes 68,144 shares that Mr. Pangrazio has a right to acquire within 60 days of April 10, 2015 pursuant to outstanding options and the vesting of restricted stock unit awards.

(10)	Includes 104,250 shares that Mr. Mehrotra has a right to acquire within 60 days of April 10, 2015 pursuant to outstanding options and the vesting of restricted stock unit awards.
(11)	Includes 24,291 shares that Mr. Rajan has a right to acquire within 60 days of April 10, 2015 pursuant to outstanding options and the vesting of restricted stock unit awards.
(12)	Includes (a) 19,199 shares held through a family trust, (b) 26,207 shares owned indirectly by Mr. Reddy through multiple partnerships, and (c) 54,250 shares that Mr. Reddy has a right to acquire within 60 days of April 10, 2015 pursuant to outstanding options and the vesting of restricted stock unit awards. C.N. Reddy, who is one of our directors, is one of the general partners of Solar Venture Partners, LP, one of the general partners of Scenic Investments, L.P. and the general partner of Scenic Capital and may be deemed to share voting and investment power over the shares held by these partnerships. Mr. Reddy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them.
(13)	Includes 66,750 shares that Mr. Thornley has a right to acquire within 60 days of April 10, 2015 pursuant to outstanding options and the vesting of restricted stock unit awards.
(14)	Includes an aggregate of 1,501,518 shares that our directors and executive officers have a right to acquire within 60 days of April 10, 2015 pursuant to outstanding options and the vesting of restricted stock unit awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Cavium’s directors and executive officers, and persons who own more than ten percent of a registered class of Cavium’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Cavium. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Cavium with copies of all Section 16(a) forms they file.

To Cavium’s knowledge, based solely on a review of the copies of the reports furnished to Cavium and written representations that no other reports were required, during the fiscal year ended December 31, 2014, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Cavium’s equity compensation plans in effect as of December 31, 2014:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders:
2001 Stock Incentive Plan(1)	437,998		$3.23	—
2007 Equity Incentive Plan(2)	4,653,009	(3)	$11.34	8,315,963
Equity compensation plans not approved by security holders	—		—	—

TOTAL:	5,091,007			8,315,963

(1)	In February 2001, we adopted the 2001 Stock Incentive Plan, or 2001 Plan. A total of 10,258,479 shares of common stock are reserved for issuance under the 2001 Plan. As a result of our initial public offering and the adoption of the 2007 Equity Incentive Plan, Cavium no longer grants awards under the 2001 Plan; however, all outstanding options issued pursuant to the 2001 Plan continue to be governed by their existing terms.
(2)	In February 2007, we adopted the 2007 Equity Incentive Plan, or 2007 Plan, which became effective in May 2007 in connection with our initial public offering. A total of 5,000,000 shares of common stock were initially authorized for issuance under the 2007 Incentive Plan. Our Board of Directors may increase the share reserve as of each January 1, from January 1, 2008 through January 1, 2017 (each such day a “Calculation Date”), by an amount determined by our Board of Directors; provided, however that the increase for any year may not exceed the lesser of (a) 5% of the total number of shares of our common stock outstanding on the Calculation Date or (b) 5,000,000 shares.
(3)	Consists of 2,464,747 shares granted as restricted stock unit awards and options to purchase 2,188,262 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, compensation decisions made under those programs and the factors considered in making those decisions for our “named executive officers,” who, for 2014, were:

•	Syed Ali, our President, Chief Executive Officer and Chairman of the Board;

•	Arthur D. Chadwick, our Vice President of Finance and Administration and Chief Financial Officer;

•	Anil Jain, our Corporate Vice President, IC Engineering; and

•	Vincent P. Pangrazio, our Senior Vice President, General Counsel and Secretary

Executive Summary

2014 Corporate Performance Highlights

The highlights of our corporate performance for fiscal 2014 include:

•	achieved fiscal 2014 net revenue of $373 million, a 23% increase over fiscal 2013 net revenue

•	introduced ThunderX™ family of 64-bit ARMv8 processors optimized for cloud and datacenter applications

•	signed an agreement and plan of merger and reorganization with Xpliant, Inc. to acquire Xpliant

•	introduced with Xpliant a line of Ethernet switch chip products

Our financial and operational success has translated into short and long-term stock price growth for the benefit of our stockholders.

(1)	For purposes of the graphs above “TSR” means total stockholder return and “CAGR” means compound annual growth rate.

For more information about our business and operating performance in 2014, please see “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015.

Say on Pay, Stockholder Outreach and Compensation Changes Implemented Since Our 2013 Annual Meeting

In addition to holding an annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

Cavium’s first advisory vote on the compensation of its named executive officers occurred at the annual meeting of stockholders held in June 2011. In 2011, 2012, and 2013 over 95% of the shares that were voted, counting abstentions as “against” votes, approved our say-on-pay proposals and the compensation paid to our named executive officers. The Compensation Committee considers the results of the advisory say-on-pay votes on the compensation of the named executive officers in determining the executive compensation program. The Compensation Committee approved compensation for fiscal 2014 for the named executive officers in February 2014, which was prior to the 2014 Annual Stockholder Meeting and say-on-pay vote, and therefore was not able to incorporate the stockholder views on executive compensation expressed in the 2014 say-on-pay vote or the stockholder feedback in their decisions with respect to the 2014 compensation program for named executive officers. Nevertheless, in furtherance of the Compensation Committee’s ongoing effort to align executive pay and company performance, in addition to stock options and restricted stock unit awards, or RSUs, the Compensation Committee granted performance based restricted stock unit awards, or PRSUs, to the named executive officers as part of the 2014 compensation program. The PRSUs granted in February 2014 had a rigorous one-year revenue target that the Compensation Committee felt at the time of grant was attainable with significant effort and success in execution, but was not certain. See Compensation Components—Long-Term Incentive Program—2014 Equity Compensation for more details regarding the PRSUs granted in February 2014.

At our 2014 annual meeting of stockholders, approximately 63% of the shares that were voted were cast in favor of our advisory vote on named executive officer compensation, or our say-on-pay vote. The 2014 vote outcome represented a significant decline compared to our prior votes.

The 2014 say-on-pay vote was taken very seriously by Cavium, including our Board of Directors and our Compensation Committee. We significantly increased our efforts to obtain feedback from our stockholders. Our goal in soliciting feedback was to (1) better understand our stockholders’ views on executive compensation, (2) be responsive to our stockholders’ views expressed in the 2014 say-on-pay vote, and (3) understand whether potential changes to our compensation programs and governance policies would address concerns expressed by our stockholders. Our aggressive stockholder outreach efforts included the following:

•	direct outreach to all of our top 30 stockholders who held approximately 77% of our outstanding stock;

•

in-depth discussions with holders representing approximately 35% of our outstanding stock (the stockholders we did not engage with either did not respond to our outreach or indicated that they did not require further information from us); and

•	review and consideration of reports and analyses issued by the principal proxy advisory services.

In response to the results of our 2014 say-on-pay vote and our discussions with our stockholders as well as the Compensation Committee’s efforts to continue to ensure alignment between executive pay and company performance, we have modified our executive compensation program and governance policies in significant ways, including:

•

Greater focus on performance-based stock awards. Named executive officer compensation is more closely tied to stockholder returns with performance-based compensation. In February 2015, the Compensation Committee granted Mr. Ali three separate PRSUs: one focused on 2015 revenue achievement, one focused on 2016 revenue achievement and one focused on achieving rigorous stock price performance hurdles of 25% and 50% above the grant date stock price. All three of these PRSUs also have time-based vesting of three to four years from grant date in addition to the performance criteria. As a result, 60% of the grant date fair value of Mr. Ali’s annual equity awards for 2015 was performance based. In February 2015, the Compensation Committee also granted PRSUs to the other named executive officers.

•

Stock ownership guidelines for the executive officers and board members. In 2015, the Compensation Committee adopted stock ownership guidelines to further align the interests of executive officers and board members with stockholders. The stock ownership guidelines require ownership levels by our executive officers of up to three times base salary and by our board members of five times annual cash compensation for board services.

•

Policies prohibiting hedging or pledging shares of our stock. In 2015, the Compensation Committee adopted a no pledging policy. We also have a policy that does not allow our executive officers or board members to hedge the economic interest in the shares of our stock that they hold.

•

Additional disclosure in this proxy related to our compensation decisions. We have added more robust disclosures in this proxy statement related to our compensation decisions and policies. These disclosures include the specific terms and conditions and related pay outcomes for our 2014 PRSU grants to our named executive officers.

•	Maintained modest cash compensation. Our Compensation Committee has not increased the salaries of our named executive officers since March 2013.

•

Board resignation policy. In 2014 we adopted corporate governance policies which include a board resignation policy. Please see Proposal No. 1—Election of Directors for more information on the board resignation policy.

Our Board of Directors and the Compensation Committee value the opinions of our stockholders. In addition to the annual say-on-pay vote, we are committed to ongoing engagement with our stockholders. We believe that our stockholder discussions have given us useful feedback on our executive compensation program.

Key Features of Our 2014/2015 Executive Compensation Program

WHAT WE DO

✓	We tie pay to performance by providing a significant amount of compensation that is at risk and aligned with stockholder interests

✓	We provide modest executive fixed cash compensation and have not raised salaries since March 2013

✓	We issue PRSUs to our named executive officers and significantly increased the weight of PRSUs as a percent of the total equity grant to our CEO in 2015

✓	We use objective corporate and stock price-based performance criteria as the metrics for vesting of our PRSUs

✓	We align pay and performance by selecting performance criteria that create stockholder value

✓	We have stock ownership guidelines for our executive officers and board of directors

✓	We have maximum payout amounts for our PRSUs

✓	Our Compensation Committee selects and retains an independent compensation consultant

✓	Our Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant

✓	Our Compensation Committee is comprised solely of independent directors

✓	We have “at-will” employment agreements with our named executive officers

✓	We schedule and price equity grants to promote transparency and consistency

WHAT WE DON’T DO

×	We do not provide excessive perquisites

×	We do not allow hedging or pledging of Cavium stock

×	We do not provide our named executive officers with guaranteed annual salary increases, bonuses or equity rights

×	We do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse impact on Cavium

×	We do not have a supplemental executive retirement plan that provides pension or other benefits to our named executive officers

×	We do not have excise tax gross-ups for change-in-control severance benefits

×	We do not have “single trigger” severance rights payable solely upon a change of control event

×	We do not reprice underwater awards and do not provide discount stock options or stock appreciation rights

Compensation Philosophy

The primary objectives of the Compensation Committee and our Board of Directors with respect to executive compensation are to attract, motivate and retain the best possible executive talent, to align executives’ incentives with stockholder value creation, to tie annual and long-term stock incentives to achievement of measurable corporate and individual performance, to be affordable within the context of our operating expense model, to be fairly and equitably administered, and to reflect our values. Our Compensation Committee designs our executive compensation program to be competitive with comparable public companies.

As we administer our compensation programs, we work to:

•	evolve and modify our programs to reflect the competitive environment, our changing business needs, and stockholder feedback;

•	focus on simplicity wherever possible; and

•	openly communicate the details of our programs with our employees and managers to ensure that our programs and their goals are understood.

Compensation Process

Compensation Committee and Board of Directors. Historically, the Compensation Committee has determined annual compensation and granted annual equity awards at one or more meetings held during the first quarter of the year. However, at various meetings throughout the year, the Compensation Committee also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of Cavium’s compensation strategy, potential modifications to that strategy and new market trends, plans or approaches to compensation in Cavium’s industry.

Role of Executive Officers. The Compensation Committee meets regularly in executive session, or as a part of the regular meetings of our Board of Directors. Our Chief Executive Officer, Chief Financial Officer and legal department work together to design and develop compensation programs for our Compensation Committee’s consideration, recommend changes to existing compensation programs, recommend performance targets to be achieved under those programs, and ultimately to implement the decisions of the Compensation Committee. These individuals also provide information to our independent compensation consultant so that it can perform its duties for the Compensation Committee.

At the beginning of each year our Chief Executive Officer provides recommendations to the Compensation Committee on the compensation levels of the other named executive officers, as well as his review of each other named executive officer’s performance and contributions during the previous year. When appropriate, our Chief Executive Officer, Chief Financial Officer and General Counsel attend portions of the Compensation Committee meetings to provide information and answer questions. No named executive officer was present or voted in the final determinations regarding the structure or amount of any component of his compensation package.

Compensation Consultant. The Compensation Committee continued to use Compensia, Inc., a national compensation consulting firm, to serve as its independent advisor for fiscal 2014. Our Compensation Committee originally retained Compensia in 2008. Compensia advises the Compensation Committee with respect to trends in executive compensation, compensation peer group selection, analysis of survey data, the determination and design of compensation plans and arrangements, the assessment of competitive pay levels and mix, setting compensation levels and reviewing proxy disclosures such as the Compensation Disclosure and Analysis section. As part of its engagement, Compensia conducted executive and non-employee director compensation assessments to be used in connection with fiscal 2014 compensation actions. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia did not provide any other services to us and received no compensation other than with respect to the services described above.

Based on the consideration of the various factors as set forth in the rules of the SEC and the listing standards of the NASDAQ Stock Market, the Compensation Committee has determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest.

Considerations in Setting Executive Compensation

Our Compensation Committee is responsible for making final decisions on compensation for our executive officers. For all executive officers, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, one or more of the following: (i) materials such as financial reports and projections, (ii) operational data, (iii) tax and accounting information, (iv) executive and director stock ownership information, (v) Cavium stock performance data, (vi) analyses of historical Cavium executive compensation levels and current company-wide compensation levels, (vii) trends in compensation paid to similarly situated executives at our peer companies, (viii) an executive officer’s past performance and expected contribution to future results, (ix) our Chief Executive Officer’s recommendations based on his direct knowledge of each executive officer’s performance and contributions during the previous year as well as expected contributions in the coming year, and (x) recommendations of a compensation consultant.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation; however, in general the Compensation Committee emphasizes equity compensation over cash compensation to promote long-term thinking, strategy, and growth. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions.

In connection with evaluating the executive compensation for 2014, the Compensation Committee engaged Compensia in October 2013 to prepare analysis regarding executive compensation. To learn more about overall market conditions, in December 2013 the Compensation Committee reviewed market data compiled by Compensia regarding a peer group of companies for fiscal year 2014 which are companies that (i) we generally think we compete with for executive talent, (ii) have an established business, market presence, and complexity similar to us, and (iii) are of similar size to us as measured by revenue and market capitalizations. Among our peer group for fiscal year 2014, we were at the 40th percentile with respect to revenue and at approximately the 75th percentile with respect to market capitalization in December 2013. Our peer group for fiscal year 2014 generally remained the same as it was for fiscal year 2013, except that (i) Acme Packet, Inc. and Volterra Semiconductor Corporation were removed because they were acquired during fiscal 2013, and (ii) Applied Micro Circuits Corporation, Palo Alto Networks, Inc., Ruckus Wireless, Inc. and Ubiquiti Networks, Inc. were added because we consider them to be of similar size, value and complexity and we compete with them for executive talent. Therefore, our peer group for making compensation decisions in February 2014 consisted of the following companies:

• Applied Micro Circuits Corporation	• InterDigital, Inc.	• Riverbed Technology, Inc.

• Aruba Networks, Inc.	• Monolithic Power Systems, Inc.	• Ruckus Wireless, Inc.

• Cirrus Logic, Inc.	• Palo Alto Networks, Inc.	• Semtech Corporation

• Entropic Communications, Inc.	• PMC-Sierra, Inc.	• Silicon Laboratories Inc.

• Hittite Microwave Corporation	• Power Integrations, Inc.	• Tessera Technologies, Inc.

• Ubiquiti Networks, Inc.

Compensation Components

As discussed below, our executive compensation program consists of the following principal components: annual base salary and long term equity incentives (granted in the form of stock options, RSUs, PRSUs, or a combination of awards).

Base Salary. Base salaries are the fixed portion of executive compensation to compensate executive officers for day-to-day job duties and retain executive officers. Generally, we believe that executive base salaries should be in the range of salaries for executives in similar positions and with similar responsibilities at comparable companies in line with our compensation philosophy, which emphasizes long-term compensation. Base salaries are reviewed by our Compensation Committee annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience, internal pay equity, our compensation budget, overall compensation of the executive officer, and cost of living adjustments, as appropriate. The Compensation Committee neither bases its consideration on any single factor nor does it specifically assign relative weights to factors, but rather considers a number of factors.

The Compensation Committee performed an annual review of the named executive officer salaries for 2014 in December 2013 and February 2014. The Compensation Committee reviewed certain factors described above and the analysis provided by Compensia which indicated that the base salaries of the named executive officers were generally at or below the 35th percentile of the peer group. As a result of its review, the Compensation Committee determined that no adjustments would be made to the base salaries of the named executive officers for fiscal 2014.

Long-Term Incentive Program. We believe that equity compensation is an essential element of our executive compensation program and therefore equity compensation is a significant portion of the total compensation for each named executive officer. Equity compensation aligns the interests of our executive officers with the interests of stockholders, and focuses our executive officers on long-term performance and stockholder return through an ownership culture. In addition, equity compensation is crucial in attracting and retaining executive officers.

In the past few years we have granted a mix of stock options and RSUs. In February 2014, for the first time the Compensation Committee also granted PRSUs to the named executive officers which could only be earned contingent upon our achievement of a 2014 revenue growth target. Stock options motivate long-term value creation as our stock price must increase and the executive officer must stay with Cavium through the vesting dates for stock options to have meaningful value. RSUs serve as a meaningful retention tool even in periods of volatile stock prices, which we believe is necessary to retain our executive officers and to be competitive with compensation packages offered by comparable companies. PRSUs with rigorous revenue growth targets directly align the executive officer compensation and company performance.

Our Compensation Committee does not apply a formula in allocating equity compensation to named executive officers as a group or to any particular named executive officer. Instead, our Compensation Committee exercises its judgment and discretion and considers, among other things, the factors discussed above in Considerations in Setting Executive Compensation as well as the cash compensation received by the named executive officer and the total equity compensation to be granted to all employees during the year. Our Compensation Committee also considers each named executive officer’s unvested equity compensation, as we believe the vesting of stock options, RSUs and PRSUs over time is important to the future performance of our named executive officers and Cavium. In the past, our practice has been to review structure and amount of potential equity awards to our named executive officers in the beginning of the fiscal year, and make additional awards as appropriate.

Our Compensation Committee does not time the grant of our equity awards with any favorable or unfavorable news released by us and the proximity of the grant of any awards to an earnings announcement or other market event is coincidental. The exercise price of options is set at the closing price of our common stock on the date of grant.

2014 Equity Compensation

The Compensation Committee performed an annual review of the named executive officer equity compensation for 2014 in December 2013 and February 2014. The Compensation Committee reviewed the analysis provided by Compensia that indicated that Cavium’s equity compensation for its named executive officers was generally at or above the 75th percentile as compared to the peer group companies, as well as the factors discussed above. Our market capitalization at the time of this assessment relative to our peer group approximated the peer 75th percentile. The Compensation Committee recognizes that the equity compensation for the named executive officers is at a significant level relative to our peers, but has determined that it is appropriate given the low cash compensation for our named executive officers relative to our peers as well as the Compensation Committee’s objective of having equity compensation comprise a significant portion of total compensation in order to align interests of the named executive officers with stockholders and focus the named executive officers on long-term performance and stockholder returns.

In February 2014, the Compensation Committee granted equity awards in the form of stock options, RSUS and PRSUs to Messrs. Ali, Chadwick, Jain and Pangrazio in the share amounts set forth in the following table:

	Stock Options	RSUs	PRSUs (Target)
Syed B. Ali	80,000	70,000	25,000
Arthur D. Chadwick	11,000	24,200	5,500
Anil Jain	11,000	24,200	5,500
Vincent P. Pangrazio	6,500	19,300	3,250

The Compensation Committee believes that PRSUs further link executive compensation with the interests of stockholders as the PRSUs granted in February 2014 could only be earned by the named executive officers upon our achievement of certain revenue growth levels for 2014. The Compensation Committee believes that revenue growth is a key driver of short- and long-term value creation for our stockholders. In addition, using revenue growth targets for the PRSUs helps to simplify the plan design and provide greater clarity to participants and stockholders.

In February 2014 PRSUs granted to each of Messrs. Ali, Chadwick, Jain and Pangrazio could be earned based on achievement against a one-year revenue target. The Compensation Committee set the revenue target at the time of grant. In setting the threshold, target and maximum revenue targets the Compensation Committee considered our then-current situation as well as our industry at the time and set the revenue target to promote strong growth and increased market share in light of expected industry trends and expected revenue growth of our peers. At the time of grant based on historical information available at such time, the revenue growth goal for achieving a minimum payout on these PRSUs was above our peer median revenue growth while our revenue growth goal for achieving a target payout on these PRSUs approximated our peer 65th percentile revenue growth. If earned, and upon certification of achievement by the Compensation Committee, all of the shares subject to the PRSU would vest on January 31, 2015. For the 2014 PRSUs, the threshold target had to be achieved before any PRSUs would be earned and the number of shares possibly earned is capped at the maximum target amount of shares.

For purposes of the 2014 PRSUs, in January 2015, the Compensation Committee certified that Cavium achieved GAAP revenue growth of 22.7% over 2013 GAAP revenue. As a result, 132.4% of the PRSUs held by Messrs. Ali, Chadwick, Jain and Pangrazio vested on January 31, 2015.

Named Executive Officers	Threshold (Payout = 40% of Target)(1)	Target(2)	Maximum (Payout = 160% of Target)(3)	Actual Amount Earned (132.4% of Target)
Syed B. Ali	10,000	25,000	40,000	33,100
Arthur D. Chadwick	2,200	5,500	8,800	7,282
Anil Jain	2,200	5,500	8,800	7,282
Vincent P. Pangrazio	1,300	3,250	5,200	4,303

(1)	At or Exceed 15% GAAP Revenue Growth over 2013 GAAP Revenue
(2)	At or Exceed 20% GAAP Revenue Growth over 2013 GAAP Revenue
(3)	At or Exceed 25% GAAP Revenue Growth over 2013 GAAP Revenue

The graphics below illustrate the components of the total compensation of the Chief Executive Officer and average other named executive officers for 2014.

2015 Equity Compensation

The Compensation Committee considered the stockholder feedback we received in 2014 in granting equity awards to the named executive officers in February 2015, including feedback requesting longer-term objectives and stock price-based targets. To strengthen the performance-based nature of our long-term incentives to our Chief Executive Officer, the Compensation Committee granted Mr. Ali three PRSUs: (i) the first PRSU has a one-year revenue achievement target and vests over three years from the date of grant if earned, (ii) the second PRSU has a two-year revenue achievement target and vests over three years from the date of grant if earned, and (iii) the third PRSU is earned in equal 50% tranches upon the sustained achievement of target stock prices set at 25% and 50% above our grant date stock price and vests over four years from the date of grant if earned.

In granting the PRSUs to Mr. Ali the Compensation Committee:

(a) significantly increased the amount of PRSUs as a percentage of total annual equity awards from approximately 20% to approximately 60% on a grant date fair value basis, assuming achievement of target shares;

(b) used objective performance metrics such as GAAP revenue growth and stock price growth;

(c) tied a portion of Mr. Ali’s equity compensation directly to rigorous stock price increases of 25% and 50% above grant date stock price;

(d) included a multi-year performance-based revenue metric;

(e) increased the total vesting period for the PRSUs tied to one-year revenue growth goals (if earned) from one-year to three-years; and

(f) provided that the vesting period for the other PRSUs (if earned) is three to four years from grant date.

The PRSUs that the Compensation Committee granted to Messrs. Chadwick, Jain and Pangrazio in February 2015 can be earned based only upon achievement of a one-year revenue growth target. If earned, and upon certification of achievement by the Compensation Committee, all of the shares subject to the PRSU would vest on January 31, 2016. For the 2015 PRSUs, the threshold target must be achieved before any PRSUs could be earned and the number of shares possibly earned is capped at a maximum target amount of shares.

Other Compensation Practices

Stock ownership guidelines. In 2015 we established stock ownership guidelines for our executive officers and directors to better align our executive officers’ and directors’ interests with our stockholders’ interests by promoting share ownership. The ownership guidelines are based on a multiple of annual base salary or annual cash retainer. The required ownership levels under our stock ownership guidelines are as follows:

Position	Ownership Requirement
Chief Executive Officer	3x Annual Cash Salary
Other Executive Officers	1x Annual Cash Salary
Non-Employee Director	5x Annual Cash Retainer

For purposes of determining ownership under these guidelines we include shares of common stock actually owned and vested deferred stock units as well as the net exercise or “spread” value of vested stock options, however, unvested RSUs, PRSUs or stock options are not included. Directors and executive officers are required to meet these guidelines within three years of becoming a director or executive officer. As of December 31, 2014, all of the named executive officers and directors met the stock ownership guidelines.

Prohibition against pledging and hedging. We prohibit our executive officers, directors and other insiders from pledging Cavium stock and any type of hedging transaction involving Cavium stock without prior approval from our Nominating and Corporate Governance Committee.

No perquisites. Our executive officers do not receive any perquisites or personal benefits that are not available to all Cavium employees on the same terms and conditions.

Broad based benefits. All of our full-time employees in the United States, including our named executive officers, may participate in our health programs, which include medical, dental and vision care coverage, and our 401(k) and life insurance programs.

Compensation Policies and Practices as They Relate to Risk Management

Our Compensation Committee has reviewed our compensation programs for our employees and believes that our compensation programs are structured in a manner that does not create risks that are reasonably likely to have a material adverse effect on Cavium. The Compensation Committee considered, among other factors, the allocation of compensation among base salary and long term equity, our performance targets, and our executive stock ownership guidelines.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, or the Code, limits our deduction for federal income tax purposes to not more than $1.0 million of compensation paid to certain executive officers in a calendar year.

Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has not established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as “performance-based compensation.”

Although we have plans that permit the award of deductible compensation under Section 162(m) of the Internal Revenue Code if the requirements of Section 162(m) are satisfied, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

We account for stock-based awards to our employees under the rules of FASB ASC Topic 718, which requires us to record the compensation expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2014, 2013, and 2012, compensation awarded to, paid to or earned by Cavium’s named executive officers:

SUMMARY COMPENSATION TABLE FOR FISCAL 2014

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total($)
Syed B. Ali,	2014	375,000	3,593,850	1,149,720	19,513	5,138,083
President and Chief Executive Officer	2013	368,749	2,822,250	1,529,670	18,099	4,738,768
	2012	350,000	1,786,500	1,973,663	16,506	4,126,669

Arthur D. Chadwick,	2014	300,000	1,123,551	158,087	17,025	1,598,663
Vice President of Finance and Administration, Chief Financial Officer	2013	295,000	827,860	336,527	15,732	1,475,119
	2012	280,000	535,950	473,679	14,823	1,304,452

Anil K. Jain,	2014	300,000	1,123,551	158,087	12,903	1,594,541
Corporate Vice President, IC Engineering	2013	287,500	827,860	336,527	8,664	1,460,551
	2012	250,000	428,760	442,101	8,574	1,129,435

Vincent P. Pangrazio	2014	285,000	853,067	93,415	18,364	1,249,846
Senior Vice President, General Counsel and Secretary	2013	282,499	489,190	198,857	17,147	987,693
	2012	275,000	535,950	236,840	16,197	1,063,987

(1)	Amounts shown in this column do not reflect dollar amounts actually received by the named executive officer. The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for equity granted during the fiscal years ended December 31, 2014, 2013, and 2012. For the PRSUs, the grant date fair value was calculated based on the probable outcome of the performance conditions and target number of shares, determined at the grant date. The amounts reported exclude the effect of estimated forfeitures. The fair value for the maximum number of shares available for the PRSUs was $1,513,200, $332,904, $332,904 and $196,716 for Messrs. Ali, Chadwick, Jain and Pangrazio, respectively. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 2, 2015.
(2)	The amounts shown include matching contributions to Cavium’s 401(k) Plan, health insurance premiums paid by Cavium and premiums paid by Cavium for and imputed income from term life insurance coverage, each of which we provide to all of our employees.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2014, certain information regarding grants of plan-based awards to the named executive officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2014

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Threshold	Target	Maximum
Syed B. Ali	2/7/2014				—	80,000	37.83	1,149,720
	2/7/2014				70,000	—	—	2,648,100
	2/7/2014	10,000	25,000	40,000				945,750
Arthur D. Chadwick	2/7/2014				—	11,000	37.83	158,087
	2/7/2014				24,200	—	—	915,486
	2/7/2014	2,200	5,500	8,800				208,065
Anil K. Jain	2/7/2014				—	11,000	37.83	158,087
	2/7/2014				24,200	—	—	915,486
	2/7/2014	2,200	5,500	8,800				208,065
Vincent P. Pangrazio	2/7/2014				—	6,500	37.83	93,415
	2/7/2014				14,300	—	—	540,969
	2/7/2014				5,000	—	—	189,150
	2/7/2014	1,300	3,250	5,200				122,948

(1)	Represents the range of possible shares able to be earned with respect to the PRSUs granted to our named executive officers, which are described further in the section titled Compensation Discussion and Analysis above.
(2)	Represents RSUs granted to our named executive officers pursuant to Cavium’s 2007 Equity Incentive Plan, which are described further in the Outstanding Equity Awards at Fiscal Year-End table below.
(3)	Represents stock options granted to our named executive officers pursuant to Cavium’s 2007 Equity Incentive Plan, which are described further in the Outstanding Equity Awards at Fiscal Year-End table below.
(4)	Represents the grant date fair value of the stock option award, RSUs and PRSUs as determined in accordance with FASB ASC Topic 718. For the PRSUs, the grant date fair value was calculated based on the probable outcome of the performance conditions and target number of shares, determined at the grant date. The amounts reported exclude the effect of estimated forfeitures. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 2, 2015.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our named executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may contribute up to 60% of his or her pre-tax compensation, up to the statutory limit, which was $17,500 for calendar year 2014. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2014 could be up to an additional $5,500 above the statutory limit.

Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions, when contributed. In 2011, 2012, 2013, and 2014, we made matching contributions equal to 50% of the employee contribution up to a maximum annual matching amount of $2,000. Participant contributions are held and invested by the plan’s trustee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END.

The following table shows for the fiscal year ended December 31, 2014, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Syed B. Ali	16,666	(2)	63,334	37.83	2/7/2021
	43,750	(2)	56,250	37.63	3/22/2020
	88,541	(2)	36,459	35.73	2/24/2019
	117,187	(2)	7,813	37.22	3/10/2018
	150,000	(2)	0	24.16	1/6/2017
	300,000	(2)	0	10.32	2/6/2016
	175,000	(2)	0	14.80	3/17/2015
	175,000	(1)	0	3.04	3/22/2016
	175,000	(3)	0	3.04	3/22/2016
						70,000	(5)	4,327,400
						56,250	(6)	3,477,375
						25,000	(7)	1,545,500
						10,500	(8)	649,110
									10,000	(11)	618,200
Arthur D. Chadwick	2,291	(2)	8,709	37.83	2/7/2021
	9,625	(2)	12,375	37.63	3/22/2020
	21,250	(2)	8,750	35.73	2/24/2019
	28,125	(2)	1,875	37.22	3/10/2018
						24,200	(5)	1,496,044
						16,500	(6)	1,020,030
						7,500	(7)	463,650
						3,000	(8)	185,460
									2,200	(11)	136,004

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Anil K. Jain	2,291	(2)	8,709	37.83	2/7/2021
	9,625	(2)	12,375	37.63	3/22/2020
	19,833	(2)	8,167	35.73	2/24/2019
	6,250	(2)	1,750	37.22	3/10/2018
						24,200	(5)	1,496,044
						16,500	(6)	1,020,030
						6,000	(7)	370,920
						2,625	(8)	162,278
									2,200	(11)	136,004
Vincent P. Pangrazio	1,354	(2)	5,146	37.83	2/7/2021
	5,687	(2)	7,313	37.63	3/22/2020
	10,625	(2)	4,375	35.73	2/24/2019
	42,187	(2)	2,813	37.22	3/10/2018
						5,000	(9)	309,100
						14,300	(5)	884,026
						7,313	(10)	452,090
						4,688	(10)	289,813
						2,813	(10)	173,900
									1,300	(11)	80,366

(1)	The stock option was granted pursuant to our 2001 Equity Incentive Plan and vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter. The option may also be early exercised in which case it would remain subject to a repurchase right in favor of Cavium that would vest according to the schedule previously described.
(2)	The stock option was granted pursuant to our 2007 Equity Incentive Plan and vests as to 12.5% on the date six months from the vesting commencement date and 1/48th of the shares subject to the stock option vest monthly thereafter.
(3)	The stock option was granted pursuant to our 2001 Equity Incentive Plan and vests as to 20% on the one year anniversary of the vesting commencement date and 1/60th of the shares subject to the stock option vest monthly thereafter. The option may also be early exercised in which case it would remain subject to a repurchase right in favor of Cavium that would vest according the schedule previously described.
(4)	Amount reflects the number of shares multiplied by the closing price of Cavium’s common stock on December 31, 2014.
(5)	The restricted stock unit award was granted pursuant to our 2007 Equity Incentive Plan and vests as to 25% on each of January 30, 2015, 2016, 2017 and 2018.
(6)	The restricted stock unit award was granted pursuant to our 2007 Equity Incentive Plan and vests as to 25% on each of January 30, 2014, 2015, 2016 and 2017.
(7)	The restricted stock unit award was granted pursuant to our 2007 Equity Incentive Plan and vests as to 25% on each of January 30, 2013, 2014, 2015 and 2016.

(8)	The restricted stock unit award was granted pursuant to our 2007 Equity Incentive Plan and vests as to 25% on each of January 30, 2012, 2013, 2014 and 2015.
(9)	The restricted stock unit award was granted pursuant to our 2007 Equity Incentive Plan and vests as to 25% on each of January 30, 2016, 2017, 2018 and 2019.
(10)	The restricted stock unit award was granted pursuant to our 2007 Equity Incentive Plan and vests as to 1/16th of the shares on the 30th day of the first month of each quarter.
(11)	These amounts represent the threshold number of shares that could be earned under the PRSUs. The awards shall fully vest as of January 31, 2015 if earned and upon certification of the performance condition by the Compensation Committee.

Certain of the options and restricted stock unit awards awarded to each of our named executive officers will vest on an accelerated basis upon certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included below under the heading “Employee Agreements and Potential Payments Upon Termination or Change in Control.”

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2014, certain information regarding option exercises and stock vested during the fiscal year with respect to the named executive officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Syed B. Ali	50,000	2,023,000	56,750	2,140,178
Arthur D. Chadwick	72,500	2,322,200	16,500	622,215
Anil K. Jain	132,000	3,810,310	14,875	560,498
Vincent P. Pangrazio	—	—	18,250	810,883

(1)	The value realized on exercise represents the difference between the exercise price per share of the stock option and the fair market value of our common stock as reported by NASDAQ on the date of exercise multiplied by the number of shares acquired on exercise. The value realized was determined without considering any taxes that may have been owed.
(2)	The value realized on vesting represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by NASDAQ on the date of vesting.

We do not currently maintain a qualified or non-qualified defined benefit plan, nor do we currently maintain nonqualified defined contribution plans or other deferred compensation plans.

EMPLOYEE AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries set forth the employment agreements and potential payments payable to our named executive officers upon termination of employment or a change in control under their current employment agreements and our other compensation programs.

We believe that the severance benefits we provide for our named executive officers are appropriate and provide us with greater flexibility to make changes in our executive management if the changes are in the stockholders’ best interests. This flexibility is provided by already having in place certain mutually agreed upon severance packages so that parties are aware of and have agreed upon the payments that would occur upon various termination events. In addition to the potential payments set forth below, each of the named executive officers, as employees, may be entitled to certain benefits under the 2007 Equity Incentive Plan relating to a change in control or other corporate transaction.

Syed B. Ali. In January 2001, we entered into an employment agreement with Mr. Ali, our President and Chief Executive Officer. In December 2008, we entered into an amendment to the employment agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Ali’s agreement provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Ali. If we terminate Mr. Ali’s employment without cause (as defined in his employment agreement) or Mr. Ali is constructively terminated (as defined in his employment agreement), and Mr. Ali executes a release of claims against Cavium, Mr. Ali will be entitled to receive $14,583 (less applicable withholding taxes) per month for a period of 12 months and reimbursement for health care continuation coverage for the same period. If, during that 12-month period, Mr. Ali obtains full time employment (or its equivalent), then Mr. Ali’s severance payments will be decreased by the salary or fees paid for such work (but not decreased by more than $50,000 in the aggregate) and his health care continuation reimbursements will cease if he has been provided with substantially similar coverage. For a period of 18 months after his termination of employment, Mr. Ali will be subject to certain restrictions on competition with Cavium and on the solicitation of employees, customers and clients. Mr. Ali is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of the plans.

Arthur D. Chadwick. In December 2004, we entered into an employment offer letter with Mr. Chadwick, our Vice President of Finance & Administration and Chief Financial Officer. Mr. Chadwick’s offer letter provides that he is an at-will employee and his employment may be terminated at any time by us or Mr. Chadwick. If we terminate Mr. Chadwick’s employment without cause (as defined in his offer letter) or Mr. Chadwick resigns for good reason (as defined in his offer letter), one half of his unvested Cavium stock and stock options will become vested. Additionally, Mr. Chadwick’s unvested Cavium stock and stock options will fully vest if we terminate Mr. Chadwick’s employment or Mr. Chadwick resigns for good reason within three months prior to or 12 months following a change in control (as defined in his offer letter) or Mr. Chadwick is not offered the position of chief financial officer of the surviving or continuing entity within three months following the change in control. In addition, in the event of a change in control, Mr. Chadwick has agreed to assist Cavium with the transition following a change in control for up to six months. Mr. Chadwick is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of the plans.

Anil K. Jain. In January 2001, we entered into an employment offer letter with Mr. Jain, our Vice President of IC Engineering. In December 2008, we entered into an amendment to the employment offer letter to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Jain’s offer letter provides that Mr. Jain is an at-will employee and his employment may be terminated at any time by us or Mr. Jain. If we terminate Mr. Jain’s employment for any reason, Mr. Jain is entitled to receive his salary as well as benefits for three months after termination. Mr. Jain is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of the plans.

Vincent P. Pangrazio. In February 2011, we entered into an employment offer letter with Mr. Pangrazio, our Senior Vice President and General Counsel. Mr. Pangrazio’s offer letter provides that Mr. Pangrazio is an at-will employee and his employment may be terminated at any time by us or Mr. Pangrazio. If we terminate Mr. Pangrazio’s employment without cause (as defined in his offer letter) or Mr. Pangrazio resigns for good reason (as defined in his offer letter), two thirds of his unvested Cavium stock and stock options will become vested and Mr. Pangrazio will receive in a lump sum six months of his base salary, half of his target cash bonus if applicable and six months of COBRA premiums. If, during that six-month period, Mr. Pangrazio obtains health benefits comparable to the COBRA benefits from a new employer, his COBRA premiums will cease. Additionally, Mr. Pangrazio’s unvested Cavium stock and stock options will fully vest if we terminate Mr. Pangrazio’s employment or Mr. Pangrazio resigns for good reason within three months prior to or 12 months following a change in control (as defined in his offer letter) or Mr. Pangrazio is not offered a similar position of responsibility within the surviving or continuing entity within three months following the change in control. In addition, in the event of a change in control, Mr. Pangrazio has agreed to assist Cavium with the transition following a change in control for up to three months. Mr. Pangrazio is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of the plans.

In March 2011, February 2012, March 2013 and February 2014, the Board of Directors or Compensation Committee granted equity incentive plan awards to its named executive officers. In the event there is a change in control (as defined in the stock option agreements), 50% of each of the unvested option grants and restricted stock unit awards granted to Messrs. Ali, Chadwick, and Jain in March 2011 will immediately vest if any of the following events occur: (i) the employee is terminated by Cavium without cause (as defined in the stock option agreements) within 12 months following the change in control, or (ii) the employee resigns for good reason (as defined in the stock option agreements) within 12 months following the change in control. In the event there is a change in control (as defined in the stock option agreements), 100% of each of the option grants and restricted stock unit awards granted to Messrs. Ali, Chadwick, Jain, and Pangrazio in February 2012, March 2013 and February 2014 will immediately vest if any of the following events occur: (i) the employee is terminated by Cavium without cause (as defined in the stock option agreements) within 12 months following the change in control, or (ii) the employee resigns for good reason (as defined in the stock option agreements) within 12 months following the change in control.

In February 2014, the Compensation Committee granted PRSUs to the named executive officers. In the event there is a change in control (as defined in the stock option agreements) prior to January 31, 2015, all of the target shares shall vest and be delivered on January 31, 2015 if any of the following events occur: (i) the employee is terminated by Cavium without cause (as defined in the stock option agreements) prior to January 31, 2015, or (ii) the employee resigns for good reason (as defined in the stock option agreements) prior to January 31, 2015.

The amount of potential compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the table below and assumes that the event occurred on December 31, 2014, the last business day of Cavium’s last fiscal year:

Named Executive Officer	Termination or Change in Control Event	Cash Severance Payment ($)	Continuation of Medical Benefits($)	Acceleration of Vesting of Stock Options ($)(1)	Acceleration of Vesting of Stock Awards ($)(1)	Total Termination Benefits ($)
Syed B. Ali(2)	Termination without cause or constructive termination, no change in control	174,996	20,712	—	—	195,708
	Termination without cause or resignation for good reason within 12 months following a change in control	174,996	20,712	3,927,386	11,220,330	15,343,424

Arthur D. Chadwick	Termination without cause or resignation for good reason, no change in control	—	—	391,347	1,582,592	1,973,939

	Termination or resignation for good reason within 3 months prior to or 12 months following a change in control or not offered position of CFO within 3 months following the change in control	—	—	782,693	3,165,184	3,947,877

	Termination without cause or resignation for good reason prior to January 31, 2015 following a change in control	—	—	782,693	3,505,194	4,287,887

Anil K. Jain	Termination for any reason, no change in control	75,000	3,995	—	—	78,995
	Termination without cause or resignation for good reason within 12 months following a change in control	75,000	3,995	742,883	3,308,143	4,130,021

Vincent P. Pangrazio(3)	Termination without cause or resignation for good reason, no change in control	142,500	11,464	322,416	1,405,849	1,882,229

	Termination or resignation for good reason within 3 months prior to or 12 months following a change in control or if not offered a similar position of responsibility with the surviving entity within 3 months following the change in control	142,500	11,464	483,698	2,108,928	2,746,590

	Termination without cause or resignation for good reason prior to January 31, 2015 following a change in control	142,500	11,464	483,698	2,309,843	2,947,505

(1)	The value of stock option and stock award vesting acceleration is based on the closing stock price of $61.82 per share for our common stock as reported on The NASDAQ Global Market on December 31, 2014 and, with respect to in-the-money unvested stock option shares, minus the exercise price of the unvested option shares.
(2)	If, during the 12-month period, Mr. Ali obtains full time employment (or its equivalent), then Mr. Ali’s severance payments will be decreased by the salary or fees paid for such work (but not decreased by more than $50,000) and his health care continuation reimbursements will cease if he is provided with substantially similar coverage.
(3)	If, during that six-month period, Mr. Pangrazio obtains health benefits comparable to the COBRA benefits from a new employer, his COBRA premiums will cease.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2014 certain information with respect to the compensation of all non-employee directors of Cavium:

DIRECTOR COMPENSATION FOR FISCAL 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Sanjay Mehrotra(2)	47,500	279,565	53,961	381,026
Madhav Rajan(3)	57,500	279,565	53,961	391,026
C.N. Reddy(4)	65,000	279,565	53,961	398,526
Anthony S. Thornley(5)	82,000	279,565	53,961	415,526

(1)	The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal year ended December 31, 2014. Stock options are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 2, 2015.
(2)	As of December 31, 2014, Mr. Mehrotra held unexercised options to purchase 99,000 shares and 5,500 unvested restricted stock units.
(3)	As of December 31, 2014, Mr. Rajan held unexercised options to purchase 28,000 shares and 13,000 unvested restricted stock units.
(4)	As of December 31, 2014, Mr. Reddy held unexercised options to purchase 49,000 shares and 5,500 unvested restricted stock units.
(5)	As of December 31, 2014, Mr. Thornley held unexercised options to purchase 77,125 shares and 5,500 unvested restricted stock units.

Mr. Syed Ali, our one employee director, did not receive any cash compensation for his services as a member of our Board of Directors in 2014.

The Board of Directors reviewed total compensation for non-employee directors in March 2014, including analyses provided by Compensia, in light of our desire to retain our board members, attract potential new directors and provide competitive consideration for the directors’ services. As a result of the review, the Board of Directors approved the following annual cash compensation for non-employee members of the Board of Directors to be paid beginning at the 2014 Annual Stockholders Meeting: $35,000 per year for service on the Board of Directors, plus an additional $12,000 per year for the lead director; $10,000 per year for service on the audit committee, plus an additional $15,000 per year for the chairperson; $7,500 per year for service on the compensation committee, plus an additional $7,500 for the chairperson; and $5,000 per year for service on the nominating and corporate governance committee, plus an additional $5,000 for the chairperson. This cash compensation is paid on, or soon after, the date of our annual meeting of stockholders each year and is paid for the director’s service for the twelve months following the annual meeting of stockholders. Additionally, we have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board of Directors or committee meetings.

Each individual who is first elected or appointed as a non-employee director of the Board of Directors will automatically be granted a stock option to purchase 25,000 shares of our common stock and a restricted stock unit award for 10,000 shares of our common stock. All of the shares subject to the initial stock option grant vest in equal monthly installments over four years and all of the shares subject to the initial restricted stock unit award vest annually over four years on the last day of the first month of a calendar quarter which last day next occurs after the one year anniversary of the election or appointment of the director. The vesting commencement date of the initial grants will occur when the director first takes office. The options and restricted stock unit awards in the initial grants may accelerate in the event the non-employee directors’ service terminates in connection with a corporate transaction as the term is defined in the 2007 Equity Incentive Plan.

In connection with the March 2014 review by the Board of Directors of total compensation for non-employee directors, the Board of Directors approved an amendment to our 2007 Equity Incentive Plan to decrease the annual automatic stock option grant to each non-employee director and to increase the restricted stock unit award. Therefore, beginning with the 2014 Annual Meeting of Stockholders, at the time of each of our annual meetings of stockholders each non-employee director who has served for at least the preceding six months and who would continue to be a director after that meeting will automatically be granted a non-statutory stock option on such date to purchase 3,000 shares of our common stock and a restricted stock unit award for 5,500 shares of our common stock. The annual stock option will vest in equal monthly installments over one year and the annual restricted stock unit award will vest on April 30th in the year following the year of the date of grant. These stock options are granted with an exercise price equal to the fair market value of our common stock on the date of the grant. The stock options and restricted stock unit awards in the annual automatic grant may accelerate in the event the non-employee directors’ service terminates in connection with a corporate transaction as the term is defined in the 2007 Equity Incentive Plan.

Our intention is to make annual grants to all non-employee directors at the 2015 Annual Meeting of Stockholders. We make the grants because we believe that long-term performance from our non-employee directors should be encouraged and rewarded through a culture of stock ownership. Therefore, our long-term equity incentive compensation for non-employee directors is currently in the form of stock options and restricted stock unit awards. The 2007 Equity Incentive Plan was established to provide our employees, named executive officers, and our non-employee directors with equity incentives to help align their incentives with the interests of our stockholders.

TRANSACTIONS WITH RELATED PERSONS

CODE OF CONDUCT POLICY AND PROCEDURES

In 2007, Cavium adopted a written Code of Business Ethics and Conduct, or Code of Conduct, that sets forth Cavium’s policies and procedures regarding the identification, review, consideration and approval or ratification of related person transactions with employees, directors and consultants. Pursuant to our written Code of Conduct, our executive officers and directors are not permitted to enter into such related person transactions without the approval of either our Audit Committee or our Board of Directors. Our Audit Committee and/or Board of Directors shall approve only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, which our Audit Committee or Board of Directors determines in the good faith exercise of its discretion. Our Code of Conduct also prohibits employees from entering into transactions that are a “conflict of interest,” such as those in which a person’s private interest interferes in any way with Cavium’s interests, without the approval of our designated compliance officer.

CERTAIN RELATED-PERSON TRANSACTIONS

Cavium has entered into indemnity agreements with certain officers and directors which provide, among other things, that Cavium will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Cavium, and otherwise to the fullest extent permitted under Delaware law and Cavium’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cavium, Inc. stockholders will be “householding” Cavium’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Direct your written request to Corporate Secretary, Cavium, Inc., 2315 N. First Street, San Jose, California 95131. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2015 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Vincent P. Pangrazio

VINCENT P. PANGRAZIO

Secretary

April 29, 2015

A copy of Cavium’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Corporate Secretary, Cavium, Inc., 2315 N. First Street, San Jose, California 95131.

CAVIUM, INC.
2315 N. FIRST STREET
SAN JOSE, CA 95131
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
For All
Withhold All
For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
01 Sanjay Mehrotra
02 Madhav V. Rajan
The Board of Directors recommends you vote FOR proposals 2 and 3.
For
Against
Abstain
2 To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Cavium, Inc. for its fiscal year ending December 31, 2015.
3 To approve, on an advisory basis, the compensation of Cavium, Inc.’s named executive officers.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.
(see reverse for instructions)
Yes
No
Please indicate if you plan to attend this meeting
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date
0000248120_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.
CAVIUM, INC.
Annual Meeting of Stockholders
June 18, 2015 10:00 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Syed B. Ali, Arthur D. Chadwick and Vincent P. Pangrazio, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of CAVIUM, INC. COMMON STOCK that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of CAVIUM, INC. to be held at 10:00 AM, PDT on June 18, 2015 at CAVIUM, INC., 2315 N. First Street, San Jose, CA 95131, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000248120_2 R1.0.0.51160